Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Second Quarter 2014 Results

CHATTANOOGA, Tenn. (July 30, 2014) - Unum Group (NYSE: UNM) today reported net income of $242.5 million ($0.94 per diluted common share) for the second quarter of 2014, compared to net income of $218.6 million ($0.82 per diluted common share) for the second quarter of 2013.
After-tax operating income, which excludes costs related to the early retirement of debt during the second quarter of 2014, net realized investment gains and losses, including a hedge gain associated with the retirement of the debt, and non-operating retirement related actuarial gains or losses on the Company’s pension plans, all on an after-tax basis, was $234.8 million ($0.91 per diluted common share) in the second quarter of 2014, compared to $218.5 million ($0.82 per diluted common share) in the second quarter of 2013. The combined impact of the amounts excluded is an after-tax gain of $7.7 million ($0.03 per diluted common share) for the second quarter of 2014, compared to an after-tax gain of $0.1 million in the second quarter of 2013.
“I am very pleased with the results we saw this past quarter, with each of our ongoing businesses producing strong year-over-year results. The growth in our operating earnings per share this quarter was driven by solid growth in our earnings in addition to the ongoing favorable impact of our share repurchase program, which is the kind of balance we have sought,” said Thomas R. Watjen, president and chief executive officer. “We continue to believe that our markets offer opportunities for growth, and we demonstrated that with strong sales and improved premium growth across much of the company. While there are always challenges, I believe that we are well-positioned to continue to capitalize on the opportunities ahead to profitably grow our business.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $218.8 million in the second quarter of 2014, an increase of 2.2 percent from $214.0 million in the second quarter of 2013. Premium income for the segment increased 2.3 percent to $1,157.7 million in the second quarter of 2014, compared to premium income of $1,131.5 million in the second quarter of 2013.
Within the Unum US operating segment, the group disability line of business reported a 0.8 percent increase in operating income, with $73.6 million in the second quarter of 2014 compared to $73.0 million in the second quarter of 2013. Premium income in group disability was stable at $524.0 million in the second quarter of 2014, compared to $523.9 million in the second quarter of 2013, with premium rate increases, stable persistency, and improved sales trends during 2014 offset by lower sales in 2013. The benefit ratio for the second quarter of 2014 was 81.9 percent, compared to 83.9 percent in the second quarter of 2013, with stable claim incidence rates and favorable claim recovery experience relative to last year’s second quarter. Group long-term disability sales increased 42.7 percent to $46.8 million in the second quarter of 2014, compared to $32.8 million in the second quarter of 2013. Group short-term disability sales increased 24.6 percent to $23.3 million in the second quarter of 2014, compared to $18.7 million in the second quarter of 2013. Persistency in the group long-term disability line of business was 89.0 percent for first half of 2014, compared to 88.5 percent for the first half of 2013. Persistency in the group short-term disability line of business was 88.3 percent for the first half of 2014, compared to 88.5 percent for the first half of 2013.
The group life and accidental death and dismemberment line of business reported operating income of $61.6 million in the second quarter of 2014, an increase of 7.5 percent from $57.3 million in the second quarter of 2013. Premium income for this line of business increased 3.1 percent to $344.3 million in the second quarter of 2014, compared to $333.8 million in the second quarter of 2013, reflecting growth in the inforce block from sales and favorable persistency, as well as premium rate increases. The benefit ratio in the second quarter of 2014 was 70.1 percent, compared to 71.1 percent in the second quarter of 2013, reflecting favorable underlying mortality results. Sales of group life and accidental death and dismemberment products increased 70.7 percent in the second quarter of 2014 to $62.3 million, compared to $36.5 million in the second quarter of 2013. Persistency in the group life line of business was 89.4 percent through the first half of 2014, compared to 89.1 percent for the first half of 2013.
The supplemental and voluntary line of business reported a slight decline in operating income to $83.6 million in the second quarter of 2014, compared to $83.7 million in the second quarter of 2013. Premium income for supplemental and voluntary increased 5.7 percent to $289.4 million in the second quarter of 2014, compared to $273.8 million in the second quarter of 2013, driven primarily by growth in voluntary benefits as a result of higher sales and favorable persistency. The interest adjusted loss ratio for the individual disability - recently issued product line in the second quarter of 2014 declined to 30.6 percent from 31.3 percent in the second quarter of 2013. This product line experienced an increase in claim incidence rates and lower claim

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

recoveries during the second quarter of 2014, but the comparability to the prior year was favorably impacted by slightly higher reserve increases during the second quarter of 2013 related to claim inventories. The benefit ratio for voluntary benefits was 48.2 percent for both the second quarter of 2014 and 2013. Relative to the second quarter of 2013, sales in the individual disability - recently issued line of business increased 14.7 percent to $11.7 million and sales for the voluntary benefits line of business increased 20.2 percent to $39.9 million during the second quarter of 2014. Persistency in the individual disability - recently issued product line was 90.0 percent through the first half of 2014 compared to 90.7 percent through the first half of 2013. Persistency in the voluntary benefits product line was 78.1 percent through the first half of 2014, compared to 76.5 percent through the first half of 2013.
Unum UK Segment
Unum UK reported operating income of $39.6 million in the second quarter of 2014, an increase of 18.2 percent from $33.5 million in the second quarter of 2013. In local currency, operating income for the second quarter of 2014 increased 8.3 percent, to £23.6 million from £21.8 million in the second quarter of 2013.
Premium income increased 11.9 percent to $154.0 million in the second quarter of 2014, compared to $137.6 million in the second quarter of 2013. In local currency, premium income increased 2.1 percent to £91.5 million in the second quarter of 2014, compared to £89.6 million in the second quarter of 2013, reflecting an increased retention level in our reinsurance program for certain of our group life products as well as premium rate increases, partially offset by less favorable group life persistency. The benefit ratio in the second quarter of 2014 was 74.0 percent, compared to 84.2 percent in the second quarter of 2013, reflecting favorable risk experience in both group disability and group life.
Persistency in the group long-term disability line of business improved to 87.5 percent through the first half of 2014, compared to 82.0 percent through the first half of 2013. Persistency in the group life line of business was 70.4 percent through the first half of 2014, compared to 74.0 percent through the comparable period of 2013, reflecting the Company’s aggressive efforts to re-price this block of business over the past several quarters. Sales declined 2.8 percent to $21.1 million in the second quarter of 2014, compared to $21.7 million in the second quarter of 2013. In local currency, sales for the second quarter of 2014 declined 11.3 percent to £12.6 million, compared to £14.2 million in the second quarter of 2013, reflecting a decline in group life sales relative to the comparable period of 2013, as well as a slight decline in sales of group long-term disability products.
Colonial Life Segment
Colonial Life reported a 5.9 percent increase in operating income to $75.3 million in the second quarter of 2014, compared to $71.1 million in the second quarter of 2013.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Premium income for the second quarter of 2014 increased 2.9 percent to $316.8 million, compared to $307.9 million in the second quarter of 2013, driven by continued growth in the in-force block of business due to new sales growth and generally stable persistency. The benefit ratio in the second quarter of 2014 was stable at 52.0 percent, compared to 52.1 percent in the second quarter of 2013, with favorable risk results in the cancer and critical illness lines offsetting higher benefit ratios in the life and accident, sickness and disability lines of business.
Sales increased 7.7 percent to $90.6 million in the second quarter of 2014 from $84.1 million in the second quarter of 2013, driven by an increase in sales in both the commercial sector and the public sector.
Closed Block Segment
The Closed Block segment reported operating income of $37.3 million in the second quarter of 2014, compared to $29.6 million in the second quarter of 2013.
Premium income for this segment declined 4.2 percent in the second quarter of 2014 compared to the second quarter of 2013, primarily due to the expected run-off of the individual disability block of business. The interest adjusted loss ratio for the individual disability line of business was 89.4 percent in the second quarter of 2014 compared to 82.7 percent in the second quarter of 2013, reflecting unfavorable claim incidence rates and unfavorable mortality experience. The interest adjusted loss ratio for the long-term care line of business improved to 80.8 percent in the second quarter of 2014 from 90.1 percent in the second quarter of 2013 due primarily to lower claim incidence rates.
Corporate Segment
The Corporate segment reported an operating loss, including costs related to early retirement of debt, of $49.0 million in the second quarter of 2014, compared to a loss of $37.1 million in the second quarter of 2013. The operating loss in the second quarter of 2014, excluding the retirement of debt costs, was $35.8 million. The improvement was driven primarily by an increase in net investment income due to a higher level of invested assets.

OTHER INFORMATION
Debt Redemption
During the second quarter of 2014, the Company redeemed an aggregate principal amount of $145.0 million of its 6.85% debt maturing in 2015, resulting in a before-tax charge of $13.2 million (or $10.4 million after-tax) for costs related to early retirement of debt and a realized investment gain of $13.1 million (or $10.5 million after-tax) for a related currency hedge.
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 257.9 million for the second quarter of 2014, compared to 266.7 million for the second quarter of 2013. Shares outstanding totaled 254.8 million at June 30, 2014. During the second quarter of 2014, the Company repurchased 2.9 million shares at a cost of approximately $100 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Capital Management
At June 30, 2014, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 401 percent, and cash and marketable securities in the holding companies equaled approximately $616 million.
Book Value
Book value per common share as of June 30, 2014 was $36.28, compared to $31.80 at June 30, 2013.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2014 to be in the range announced in December 2013 of five percent to ten percent.

NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measures of "operating revenue," "before-tax operating income" or "before-tax operating loss," and "after-tax operating income" differ from total revenue, income before income tax, and net income as presented in our consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses, non-operating retirement-related gains or losses, and certain other items as specified in the reconciliations below.  We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses.  We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results.  Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

We believe that excluding the second quarter of 2014 costs related to the early retirement of debt is appropriate because in conjunction with the debt redemption, we recognized in realized investment gains and losses a deferred gain from previously terminated derivatives which were associated with the hedge of this debt.  The amount recognized as a realized investment gain, which basically offsets the cost of the debt redemption, is also excluded from our non-GAAP financial measures since we analyze our performance excluding amounts reported as realized investment gains or losses.  We believe it provides investors with a more realistic view of our overall profitability if we are consistent in excluding both the cost of the retirement as well as the gain on the hedge of the debt.  We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, July 31 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 278-8476 for U.S. and Canada (pass code 5011075). For international, the dial-in number is (913) 312-0980 (pass code 5011075). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, August 7, 2014. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 5011075.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2014 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2013, and our subsequently filed Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Operating Revenue	$2,627.6	$2,588.6	$5,232.4	$5,203.1
Net Realized Investment Gain	25.9	13.3	32.2	23.6
Total Revenue	$2,653.5	$2,601.9	$5,264.6	$5,226.7

Operating Income	$335.2	$311.1	$656.8	$619.5
Net Realized Investment Gain	25.9	13.3	32.2	23.6
Non-operating Retirement-related Loss	(1.4)	(12.9)	(2.8)	(27.8)
Costs Related to Early Retirement of Debt	(13.2)	—	(13.2)	—
Income Tax	(104.0)	(92.9)	(201.6)	(184.1)
Net Income	$242.5	$218.6	$471.4	$431.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.94	$0.82	$1.83	$1.61
Assuming Dilution	$0.94	$0.82	$1.82	$1.61

Weighted Average Common Shares - Basic (000s)	256,790.2	265,560.4	258,092.7	267,452.0
Weighted Average Common Shares - Assuming Dilution (000s)	257,909.7	266,736.3	259,303.1	268,536.6

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30
	2014		2013
		per share *		per share *
After-tax Operating Income	$234.8	$0.91	$218.5	$0.82
Net Realized Investment Gain, Net of Tax	19.0	0.07	8.6	0.03
Non-operating Retirement-related Loss, Net of Tax	(0.9)	—	(8.5)	(0.03)
Costs Related to Early Retirement of Debt, Net of Tax	(10.4)	(0.04)	—	—
Net Income	$242.5	$0.94	$218.6	$0.82

* Assuming Dilution

	June 30
	2014		2013
		per share		per share
Total Stockholders' Equity (Book Value)	$9,243.7	$36.28	$8,380.6	$31.80
Net Unrealized Gain on Securities	501.2	1.97	295.6	1.12
Net Gain on Cash Flow Hedges	369.5	1.44	405.5	1.54
Subtotal	8,373.0	32.87	7,679.5	29.14
Foreign Currency Translation Adjustment	(9.3)	(0.03)	(141.6)	(0.53)
Subtotal	8,382.3	32.90	7,821.1	29.67
Unrecognized Pension and Postretirement Benefit Costs	(229.5)	(0.90)	(342.8)	(1.30)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,611.8	$33.80	$8,163.9	$30.97

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8